EXHIBIT 23.3

The Board of Directors of OPKO Health, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 20, 2012 with respect to the consolidated financial statements of Cytochroma Canada Inc. included in the Current Report on Form 8-K/A of OPKO Health, Inc. filed with the Securities and Exchange Commission on May 3, 2013.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

August 29, 2013